Jonas Wood

All-Star Artist with NBA Bonafides




Celebrating the Love of basketball that defines the City, Culture and Organi-zation
It Blends retro and modern Styles. Drawing Inspiration from the Clippers 1980s uniform
Clips
24
Designed by renowned LA-Based artist Jonas Wood
LAC
Refreshed pacific Blue Colorway is associated with the Clippers nautical heritage


Clips
Clips
2



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Wood Gets Center Stage

Wood already has a proven track record with the NBA, having designed clothing worn by LeBron James. But now, his art is taking center stage, literally, at the Clippers new arena in LA: he designed the entire court!


Clips

34.9% Growth Of Similar Sales

Between May 2015 and December 2021, the realized prices comprised by the set of similar sales have increased at an estimated 34.9% compound annualized growth rate.



$5M
$4M
$3M
$2M
$1M
$0
2016
2017
2018
2019
2020
2021

Promising Auction Momentum

Wood is one of Artnet's Top 10 most bankable "ultra-contemporary" artists in 2024 by auction volume, and earlier this week a painting similar to our offering sold for well above its $1M Christie’s estimate.


CHRISTIE'S
USD 1,400,000
EUR 1,326,920
GBP 1,107,540
CHF 1,232,700
JPY 216,734,140
HKD 10,842,300
CNY 10,032,540
20 21
JONAS WOOD
Still Life with Cat and Fruit
2020
CHRISTIE'S

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Important Disclosures

View offering circular here. Investing involves risk. Past results are not indicative of future outcomes.

This communication is brought to you by Masterworks Administrative Services. The content is not intended to provide legal, tax, or investment advice.

1. The data point aboves captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Jonas Wood with the following criteria: Still life paintings on canvas that measure between 40 inches by 40 inches and 90 inches by 90 inches and feature multiple plants. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth above is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the data point above, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 34.9% CAGR implied from selected sales occurring from May 13, 2015, to December 1, 2021.

Masterworks is "testing the waters" under Regulation A under the Securities Act of 1933. Masterworks can only make sales after an offering statement has been filed, and "qualified" by, the Securities and Exchange Commission. As such, no offer consideration is currently being solicited or accepted and any such offers may be withdrawn or revoked, without obligation, at any time before notice of SEC acceptance. An indication of interest involves no obligation. You must read the offering documents and additional information filed with the SEC here before investing.

Art sales price data used for comparative modeling only. Each painting is unique and historical price trends of selected artwork groups are not a direct proxy for historical price performance of any specific painting or investment. Data is subject to change as new artist/art market, recent sales figures, and market condition information becomes available and could be misrepresentative. Data represents whole art and is not comparative of an investment into our offerings which includes fees and expenses.

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